Exhibit 99.1

Rexahn Pharmaceuticals Announces Leadership Transition

Douglas Swirsky Assumes Role of Chief Executive Officer

ROCKVILLE, MD – November 14, 2018 - Rexahn Pharmaceuticals, Inc. (NYSE American: RNN), a clinical stage biopharmaceutical company developing innovative therapies to improve outcomes in cancers that are difficult to treat, today announced that Douglas J. Swirsky, who has served as Rexahn's president and chief financial officer since January 2018, has been named the company's president and chief executive officer and appointed to the company's board of directors effective immediately. Peter D. Suzdak, Ph.D., chief executive officer, has departed the company and resigned as a member of its board of directors.

“On behalf of the board and everyone at Rexahn, I want to thank Peter Suzdak for his contributions to the company over the past six years,” said Peter Brandt, chairman of the board of directors. “The board is confident that Doug has the experience and creativity to deliver on the promise of Rexahn’s innovative pipeline and lead the company forward through substantial value-creating milestones.”

“I am excited about the future of Rexahn and believe significant opportunities exist to transform Rexahn into an industry-leading, cancer-focused company. I look forward to working with the board, the executive team and all stakeholders to achieve this goal,” said Mr. Swirsky.

Prior to joining Rexahn, Mr. Swirsky was CEO and a director of GenVec, Inc., a publicly traded biotechnology company, a position he held from 2013 through the sale of the company in 2017. He also served as GenVec’s CFO from 2006 until he assumed the role of CEO in 2013. Prior to joining GenVec, Mr. Swirsky was a managing director and the head of life sciences investment banking at Stifel Nicolaus from 2005 to 2006 and held investment banking positions at Legg Mason from 2002 until Stifel Financial's acquisition of the Legg Mason Capital Markets business in 2005. He has also previously held investment banking positions at UBS, PaineWebber and Morgan Stanley. Mr. Swirsky currently serves on the board of directors of Fibrocell Science, Inc., Cellectar Biosciences, Inc. and Pernix Therapeutics Holdings, Inc. He is a certified public accountant and a CFA® charter holder. He received his B.S. in Business Administration from Boston University and his M.B.A. from the Kellogg School of Management at Northwestern University.

Mr. Swirsky will also continue to serve as the company’s principal financial officer.

About Rexahn Pharmaceuticals, Inc.

Rexahn Pharmaceuticals Inc. (NYSE American: RNN) is a clinical stage biopharmaceutical company dedicated to developing novel, targeted therapeutics for the treatment of cancer. The Company's mission is to improve the lives of cancer patients by developing next-generation cancer therapies that are designed to maximize efficacy while minimizing the toxicity and side effects traditionally associated with cancer treatment. Rexahn's product candidates work by targeting and neutralizing specific proteins believed to be involved in the complex biological cascade that leads to cancer cell growth. Preclinical studies show that several of Rexahn's product candidates may be effective against multiple types of cancer, including drug resistant cancers, and difficult-to-treat cancers and others may augment the effectiveness of current FDA-approved cancer treatments. The Company has two oncology product candidates, RX-3117 and RX-5902, in Phase 2 clinical development and additional compounds in preclinical development, including RX-0201. For more information about the Company and its oncology programs, please visit www.rexahn.com.

Safe Harbor

To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Rexahn’s plans, objectives, expectations and intentions with respect to cash flow requirements, future operations and products, enrollments in clinical trials, the path of clinical trials and development activities, and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” and other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Rexahn’s actual results to be materially different than those expressed in or implied by Rexahn’s forward-looking statements. For Rexahn, particular uncertainties and risks include, among others, understandings and beliefs regarding the role of certain biological mechanisms and processes in cancer; drug candidates being in early stages of development, including clinical development; the ability to initially develop drug candidates for orphan indications to reduce the time-to-market and take advantage of certain incentives provided by the U.S. Food and Drug Administration; the ability to transition from our initial focus on developing drug candidates for orphan indications to candidates for more highly prevalent indications; the availability and access to capital; and the expected timing of results from our clinical trials. More detailed information on these and additional factors that could affect Rexahn’s actual results are described in Rexahn’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and the subsequent quarterly reports on Form 10-Q. All forward-looking statements in this news release speak only as of the date of this news release. Rexahn undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Media Contact:
DGI Comm
Susan Forman or Laura Radocaj
+1-212-825-3210
sforman@dgicomm.com
lradocaj@dgicomm.com

Investor Contact:
ir@rexahn.com